Exhibit 10.1

Explanatory Note: This Loan Agreement is included as an exhibit to the Navidea Biopharmaceuticals, Inc., Current Report on Form 8-K filed July 31, 2012, to provide information concerning its terms. Except for its status as the agreement between the parties with respect to the transaction described therein, it is not intended to provide factual information about the parties. The representations and warranties contained in the Loan Agreement were made only for purposes of such agreement, and as of specific dates, were solely for the benefit of the contracting parties, and may be subject to limitations agreed by the contracting parties, including being qualified by confidential disclosures between them. These representations and warranties were also made for the purpose of allocating contractual risk between the contracting parties instead of establishing them as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied upon by investors as statements of factual information.

LOAN AGREEMENT

dated as of

July 25, 2012

BETWEEN

Navidea Biopharmaceuticals, Inc.,

As Borrower

and

Platinum-Montaur Life Sciences LLC,

As Lender

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Exhibits
Exhibit 2.2	Form of Note
Exhibit 2.5	Form of Draw Request
Exhibit 6.12	Form of Guaranty
Schedules
Schedule 5.1(b)	Guarantors
Schedule 5.1(c)	Capitalization
Schedule 5.6	Pending or Threatened Claims
Schedule 5.7	Labor Matters
Schedule 5.11	Permitted Indebtedness
Schedule 5.13	Intellectual Property

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LOAN AGREEMENT

This Loan Agreement (as amended, restated, supplemented or otherwise modified, this “Agreement”) is entered into between Platinum-Montaur Life Sciences LLC, a Delaware limited liability company with its principal place of business at 152 West 57th Street, 4th Floor, New York, NY 10019 (together with its successors, “Lender”), and Navidea Biopharmaceuticals, Inc., a Delaware corporation with its principal place of business at 425 Metro Place North, Suite 450, Dublin Ohio 43017 (together with its successors, “Borrower”), as of the ___ day of July, 2012 (the “Effective Date”).

Article 1 - DEFINITIONS

Section 1.1	Certain Defined Terms

The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined. As used in this Agreement:

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person, or is a family member related by birth or marriage. For purposes of this definition only, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of equity interests, by contract, or otherwise; provided, however, that, in any event: (i) any Person who owns directly or indirectly fifty percent (50%) or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or fifty percent (50%) or more of the partnership, member or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (ii) each director (or manager) of a Person shall be deemed to be an Affiliate of such Person; and (iii) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agreement” means this Agreement.

“Applicable Rate” means the greatest of (i) the United States prime rate as reported in The Wall Street Journal plus 6.75%, (ii) 10.0% and (iii) the highest rate of interest then payable by the Borrower pursuant to the Hercules Loan Documents plus 12.5 basis points (0.125%); provided, that, if and so long as the Applicable Rate is calculated by reference to the prime rate, the Applicable Rate shall be adjusted immediately to correspond with each change in the prime rate.

“Bankruptcy Code” means Title 11 of the United States Code (11 USC, § 101 et seq), as amended from time to time, and any successor statute thereto, including (unless the context requires otherwise) any rules or regulations promulgated thereunder.

“Borrower” is defined in the preamble of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close in New York, New York.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change of Control” means in respect of any Person (i) the replacement of a majority of the directors or managers who constituted the Board of Directors or the managing body on the Effective Date for any reason other than death or disability, and such replacement shall not have been approved by the Board of Directors or managing body as constituted on the Effective Date; or (ii) a Person or Persons acting in concert, as a result of a tender or exchange offer, privately negotiated purchase or purchases, exercise of the stock pledge, death of a shareholder or otherwise, shall have become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time) of securities of Borrower representing more than fifty percent (50%) of the combined voting power of the outstanding securities of Borrower ordinarily having the right to vote in the election of directors or managers; provided, however, that (x) any action taken to replace members of the Board of Directors of Borrower by or at the direction of Lender or any Affiliate, or (y) any acquisition or purchase of equity securities of Borrower by Lender or an Affiliate, or the acquisition or purchase of equity securities of Borrower as a result of the sale, transfer or other disposition of such securities by Lender or an Affiliate shall not be deemed to be a Change of Control for purposes of this Agreement.

“Closing Date” means the date of this Agreement.

“Contingent Obligations” mean any agreement, undertaking or arrangement by which any Person assumes, guaranties, endorses, agrees to provide funding, or otherwise becomes or is contingently liable upon the obligation or liability of any other Person.

“Default Rate” means an interest rate per annum equal to five hundred basis points (5%) above the Applicable Rate then in effect.

“Draws” means all draws, advances and disbursements under the Term Loan Facility.

“Draw Credit Maximum Amount” means, initially, $15,000,000, increasing to $35,000,000 automatically and without further action or approval by Lender upon occurrence of the FDA Approval Condition, and subject to further increase thereafter as set forth in Section 2.6 below.

“Draw Credit Obligations” means the aggregate amount of Draws.

“Draw Loan Maturity Date” means, with respect to each Draw, the earlier to occur of (a) the day that is two (2) years following the day such Draw was funded by the Lender and (b) June 30, 2016.

“Draw Request” is defined in Section 2.5 hereof.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any Guarantor or any of their respective ERISA Affiliates.

“Environmental Action” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (i) from any assets, properties, or businesses of Borrower or any predecessor in interest, (ii) from any adjoining properties or businesses, or (iii) from or onto any facilities which received Hazardous Materials generated by Borrower or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §§ 9601 et seq., as amended from time to time (“CERCLA”); the Resource Conservation and Recovery Act, 42 USC §§ 6901 et seq., as amended from time to time (“RCRA”); the Federal Water Pollution Control Act, 33 USC §§ 1251 et seq.; the Toxic Substances Control Act, 15 USC §§ 2601 et seq.; the Clean Air Act, 42 USC §§ 7401 et seq.; the Safe Drinking Water Act, 42 USC §§ 3803 et seq.; the Oil Pollution Act of 1990, 33 USC §§ 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §§ 11001 et seq.; the Hazardous Material Transportation Act, 49 USC §§ 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §§651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” mean all liabilities, monetary obligations, remedial actions, losses, damages, punitive damages, judgments, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto, including without limitation (unless the context otherwise requires), any rules or regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation (“PBGC”) has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower, any Guarantor or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any Guarantor or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrower, any Guarantor or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any Guarantor or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower, any Guarantor or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Borrower, any Guarantor or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any Guarantor or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

“Event of Default” means an event described in Article 7 hereof.

“FDA” means the U.S. Food and Drug Administration.

“FDA Approval Condition” means the approval by the FDA of the Borrower’s new drug application with respect to its Lymphoseek® product.

“Financial Officer” means the chief executive officer or chief financial officer of Borrower.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized outside of the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time in the United States consistently applied.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Rule” means any law, rule, regulation, ordinance or other pronouncement of any Governmental Authority.

“Guaranties” means unlimited guaranties of the Borrower’s Obligations to be delivered to Lender from each Guarantor.

“Guarantors” means all Significant Subsidiaries of the Borrower (other than any Foreign Subsidiary), whether now existing or hereafter created or acquired.

“Hazardous Materials” mean (i) substances and wastes of other materials that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity to humans, animals, wildlife or plants, or “EP toxicity,” (ii) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (iii) flammable substances, explosives or radioactive materials, and (iv) asbestos in any form or (v) polychlorinated biphenyls, whether or not contained within electrical equipment, in concentrations in excess of 50 parts per million.

“Hercules Loan Documents” means the Loan and Security Agreement, dated as of December 29, 2011, by and between the Borrower and Hercules Technology II, L.P. and the “Loan Documents” referred to therein, as each may be amended, restated, supplemented or otherwise modified.

“Indebtedness” means, at any time, (i) all indebtedness, obligations or other liabilities (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade) which in accordance with GAAP should be classified as liabilities on the balance sheet of such Person, including without limitation, (A) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (B) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any securities or to pay dividends in respect of any stock, (C) with respect to letters of credit, bankers acceptances, interest rate swaps or other contracts, currency agreement or other financial products, (D) to pay the deferred purchase price of property or services, or (E) in respect of Capital Leases; (ii) all indebtedness, obligations or other liabilities secured by a lien on any property, whether or not such indebtedness, obligations or liabilities are assumed by the owner of the same; and (iii) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, receivership, assignment for the benefit of creditors, formal or informal moratorium, forbearance, composition, extension generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all now owned or hereafter acquired right, title and interest in trade names, trademarks, trade secrets, service marks, data bases, software and software systems, including source and object codes, information systems, discs, tapes, customer lists, telephone numbers, credit memoranda, goodwill, patents, patent applications, patents pending, copyrights, royalties, literary rights, licenses and franchises.

“IRC” or “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto, including (unless the context requires otherwise) any rules or regulations promulgated thereunder.

“Legal Requirements” means, collectively, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, including any Governmental Rule, any requirement under any permit, and any determination of any Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” is defined in the preamble of this Agreement.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from any mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment (collateral or otherwise), hypothec, deposit arrangement, security agreement, conditional sale, trust receipt, lease, consignment, or bailment for security purposes, judgment, claim encumbrance or statutory trust and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Loan Documents” mean this Agreement, the Notes, the Guaranties, and any other agreements, instruments, and certificates executed in connection herewith or contemplated hereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Material Adverse Effect” means, at any time, any event, development or circumstance (other than possible extensions from time to time of any dates related to or prescribed under or in connection with the Prescription Drug User Fee Act) that has or could reasonably be expected to have a material adverse effect in respect of Borrower or any Guarantor upon (i) the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower and the Guarantors taken as a whole and/or (ii) the ability of Borrower and/or any Guarantor to perform any of its obligations under the Loan Documents to which it is a party.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Notes” means all promissory notes evidencing the Term Loan Facility, as such promissory notes may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all obligations of Borrower to pay principal, interest and fees on all Draws, all fees and charges payable hereunder, and all other payment obligations of Borrower arising under or in relation to this Agreement or any Loan Document executed in connection herewith, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Payment Date” means, in the case of each Draw, the first Business Day of each month, and if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Draw.

“Pending Default” is defined in Section 2.4 hereof.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

"Permitted Acquisition" means any acquisition of all or substantially all of the capital stock of any Person or of all or substantially all of the assets or operations of any Person (or division or operating unit of any Person) by Borrower or any Guarantor, provided that: (i) such acquisition is made at a time when, after giving effect to such acquisition and the related financing thereof, (a) Borrower or such Guarantor would remain Solvent, and (b) no Event of Default or Pending Default exists; (ii) Borrower delivers written notice to Lender of its or a Guarantor's intention to make such acquisition no less than fourteen (14) Business Days prior to the proposed closing date for such acquisition that sets forth, among other things, information regarding liabilities and obligations with respect to environmental matters to be incurred by Borrower or any Guarantor (including, without limitation, the acquired Person in the event of an acquisition of capital stock) as a result of such acquisition, any indemnities afforded under the terms of such acquisition and the scope and results of any environmental review undertaken by Borrower in connection therewith; (iii) the sum for any Permitted Acquisition of (a) the original principal amount thereof, including any deferred purchase price therefor, plus (b) the reasonably estimated transaction costs associated with such acquisition plus (c) the amount of Indebtedness for borrowed money assumed (directly or indirectly) as a result thereof shall not exceed $10,000,000 (excluding any portion of any of the foregoing payable in common equity of Borrower) in the aggregate for all Permitted Acquisitions consummated after the Closing Date; and (iv) after giving effect to the acquisition, such acquired Person shall either (i) become a Significant Subsidiary of the Borrower or of any Guarantor or (ii) be merged with and into Borrower or any Guarantor.

“Permitted Contest” means the right of Borrower to contest or protest any Lien, taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (i) a reserve with respect to such obligation is established on Borrower’s books and records in such amount as is required under GAAP, (ii) any such protest is instituted promptly and prosecuted diligently by Borrower in good faith, and (iii) Lender is satisfied in reasonable discretion, that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Lender’s Liens.

“Permitted Indebtedness” means any Indebtedness related to the Permitted Liens.

“Permitted Liens” mean (i) any Liens held by Lender or Affiliates of Lender from time to time, (ii) Liens for unpaid taxes that either are not yet delinquent, or do not constitute an Event of Default hereunder and are the subject of a Permitted Contest, (iii) Liens securing Indebtedness set forth on Schedule 5.11 hereto to the extent of the Indebtedness referenced therein, (iv) the interests of lessors under operating leases, (v) Liens securing purchase money Indebtedness or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness, (vi) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, or laborers, incurred in the ordinary course of Borrower’s business and not in connection with the borrowing of money, and which Liens either (A) are for sums not yet delinquent, or (B) are the subject of Permitted Contests, (vii) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (viii) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of Borrower’s business and not in connection with the borrowing of money, (ix) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of Borrower’s business, (x) Liens resulting from any judgment or award that is not an Event of Default hereunder, and (xi) Liens related to any Permitted Acquisition, to the extent such Liens encumber only the assets acquired in such Permitted Acquisition.

“Permitted Purchase Money Indebtedness” means secured or unsecured purchase money Indebtedness (including obligations under Capital Leases) incurred to finance the acquisition of fixed assets or equipment, if such Indebtedness (i) has a scheduled maturity and is not due on demand, (ii) does not exceed the purchase price of the items being purchased, and (iii) is not secured by any property or assets other than the item or items being purchased.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or any other entity of any kind or any government or political subdivision or any agency, department or instrumentality thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (iv) conduct any other actions authorized by 42 USC § 9601 et seq.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organization or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans With Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Significant Subsidiary” shall have the meaning defined in Rule 1-02 of Regulation S-X of the United States Securities and Exchange Commission.

“Solvent” means, with respect to any Person, that at the time of determination: (i) the fair market value of its assets is in excess of the total amount of its liabilities (including, without limitation, Contingent Obligations); (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Subordinated Indebtedness” means any Indebtedness incurred by Borrower which is subject to a debt subordination agreement or other subordination provisions in favor of Lender, in all respects reasonably satisfactory to Lender.

“Subsidiary” of a Person means any corporation, partnership, limited liability company or other entity, in each case, whether now existing or hereafter created, in which such Person directly or indirectly owns or controls the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, or appoint managers or other persons performing similar functions.

“Term Loan Facility” is defined in Section 2.1 hereof.

“Triggering Event Date” means the last day of the first fiscal quarter of Borrower in which Borrower recognizes revenues from sales or licensing of Borrower’s Lymphoseek® product exceeding $2,000,000.

“UCC” means the New York Uniform Commercial Code, as in effect from time to time.

“Voidable Transfer” is defined in Section 8.12 hereof.

Section 1.2	Other Definitional Provisions and Construction

(a)          Any terms used in this Agreement or in any Loan Document that are defined in the UCC shall have the meanings given such terms therein, unless otherwise defined herein. Any accounting terms used in this Agreement or in any Loan Document and not specifically defined herein shall be construed in accordance with the respective meanings given to such terms under GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

(b)          Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting, the words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable. Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(c)          All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

Article 2 - THE Term Loan Facility AND TERMS OF REPAYMENT

Section 2.1	The Term Loan Facility

(a)          Lender, subject to the terms and conditions hereof, will make a non-revolving draw credit facility (the “Term Loan Facility”) available to the Borrower in an aggregate principal amount not to exceed the Draw Credit Maximum Amount. The Term Loan Facility is non-revolving, and Draws repaid may not be re-borrowed.

(b)          Borrower unconditionally promises to pay when due the principal amount of each Draw, all unpaid interest accrued thereon and all other Obligations incurred by it, in accordance with the terms of this Agreement and the other Loan Documents.

Section 2.2	Draws

(a)          The aggregate principal amount of all Draws shall not exceed the Draw Credit Maximum Amount. Each Draw shall be in the minimum amount of $1,000,000, or in whole multiples of $100,000 in excess thereof.

(b)          Interest shall accrue on the unpaid aggregate principal balance of each Draw at an interest rate per annum, subject to the terms and conditions hereof, equal to the Applicable Rate per annum, and shall compound monthly. All interest accruing on each Draw shall be due and payable on each Payment Date.

(c)          Except to the extent prepaid in accordance with Section 3.1 below, the principal sum of each Draw shall be due and payable on the applicable Draw Loan Maturity Date.

(d)          The Borrower’s obligations hereunder shall also be evidenced by a promissory note, substantially in the form of Exhibit 2.2 attached hereto.

(e)          The net proceeds of each Draw shall be used for working capital and general corporate purposes of the Borrower, including, without limitation, to finance in-licensing by Borrower of pharmaceutical product candidates.

Section 2.3	Provisions Applicable to Draws

(a)          Upon the occurrence of any Event of Default, Draws shall, to the extent not prohibited under applicable law, bear interest at the Default Rate.

(b)          Interest, fees and other charges hereunder each shall be calculated on a 360-day year basis and shall be based on the actual number of days which elapse during the interest calculation period, and shall compound monthly.

(c)          In no event whatsoever shall the interest rate and other charges hereunder exceed the highest rate permissible under law which a court of competent jurisdiction, in a final determination, shall deem applicable hereto. In the event such a court determines that Lender has received interest or other charges hereunder in excess of the highest rate applicable thereto, Lender shall promptly refund such excess amount to Borrower, and the provisions hereof shall be deemed amended to provide for such permissible rate.

Section 2.4	Events of Default; Pending Defaults

Lender shall have no obligation to advance any sums pursuant to this Agreement at any time when (i) a set of facts or circumstances exists, which, upon the giving of notice, the lapse of time, or both, would constitute an Event of Default under this Agreement (a “Pending Default”), and/or (ii) an Event of Default exists and is continuing.

Section 2.5	Draw Requests

(a)          Subject to the provisions of this Agreement, with respect to any Draw requested hereunder, Borrower may elect to request a Draw not later than 11:00 a.m., New York City time, five (5) Business Days prior to the date any such Draw is to be effective.

(b)          Draw Requests shall (i) be in form and substance substantially similar to Exhibit 2.5 attached hereto (a “Draw Request”), and (ii) include a certification from the Borrower that, as of the date of such Draw Request, all representations and warranties of the Borrower contained herein remain true and accurate, no Event of Default or Pending Default exists, the Borrower and each Guarantor is Solvent, no event has occurred or failed to occur that could reasonably be expected to result in a Material Adverse Effect, and the other conditions of Section 4.2 hereof are satisfied.

Section 2.6	Draw Credit Maximum Amount

At any time following the satisfaction of the FDA Approval Condition, the Lender may, in the Lender’s sole and absolute discretion, increase the Draw Credit Maximum Amount to an amount not to exceed $50,000,000; provided, that, in connection with any such increase, the Lender may, in the Lender’ sole and absolute discretion, require the Borrower to (i) execute and deliver a promissory note in such increased Draw Credit Maximum Amount, which promissory note shall be in form and substance satisfactory to the Lender, and (ii) grant collateral to the Lender to secure the Borrower’s Obligations hereunder pursuant to a security agreement in form and substance reasonably satisfactory to the Lender. It is understood and agreed that no commitment for such increased availability exists on the date hereof, and such availability shall be dependent upon, among other things, the Lender’s assessment of the Borrower’s performance, prospects and management.

Article 3 – PAYMENTS, PREPAYMENTS

Section 3.1	Prepayment and Prepayment Notice

Borrower shall have the option at all times to permanently prepay any Draw, in whole or in part, by providing to Lender two (2) Business Days prior written notice of the effective date and amount of such cancellation or prepayment; provided, however, that any such prepayments shall be applied to Draws in inverse order of maturity. Borrower shall have the right, upon two (2) Business Days prior written notice to the Lender, to irrevocably cancel and terminate the Term Loan Facility upon payment of all amounts due and owing hereunder to Lender; provided, that, it is understood and agreed that the provisions of Article 8 hereof shall survive any such termination.

Section 3.2	Mandatory Prepayment

(a)          If at any time the aggregate principal amount of all Draws exceeds the Draw Credit Maximum Amount then in effect, then Borrower shall immediately pay to Lender such difference, which shall be applied to the Draws, in inverse order of maturity.

(b)          At all times after the fiscal quarter during which the Triggering Event Date occurs, Borrower shall, on a quarterly basis thereafter, pay to Lender an aggregate amount equal to 1/3rd of the aggregate amount of revenue derived by Borrower solely from the commercial sales of and license agreements in connection with Lymphoseek during the then immediately prior fiscal quarter, such payments to be applied no later than 30 days following the end of such immediately prior fiscal quarter and to be applied to Draws in inverse order of maturity.

Section 3.3	Method of Payment

All payments of principal, interest, fees and commissions hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to Lender at Lender’s address specified in writing by Lender to Borrower, by 2:00 p.m. (New York City time) on the date when due.

Article 4 - CONDITIONS PRECEDENT

Section 4.1	Conditions Precedent to First Draw

This Agreement shall not become effective, and Lender shall not be obligated to fund the first Draw hereunder, until such time as all of the following conditions shall have been satisfied:

(i)	Lender shall have received from Borrower each of following items in form and substance reasonably satisfactory to Lender: this Agreement, a Note, a closing certificate (which shall contain authorizing resolutions, certified copies of the Borrower’s certificate of incorporation and by-laws), an opinion of counsel to the Borrower and the domestic Guarantors, and the Guaranties, each duly executed where appropriate and each in form and substance reasonably satisfactory to Lender;

(ii)	No representation or warranty of the Borrower and/or any Guarantor contained herein or in any other Loan Document shall be false or misleading in any material respect; and

(iii)	No event shall have occurred or failed to occur that could reasonably be expected to result in a Material Adverse Effect.

Section 4.2	Conditions Precedent to Subsequent Draws

(a)          Lender shall not be required to fund any Draw hereunder, unless on the applicable date that each such Draw is to be funded:

(i)	The representations and warranties of the Borrower and the Guarantors set forth herein and in the Loan Documents shall be true and correct in all material respects on and as of such date with the same effect as though such warranty or representation had been made on and as of such date, except to the extent that such warranty or representation is stated to expressly relate solely to an earlier date;

(ii)	The Borrower and each Guarantor shall have materially complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement and the Loan Documents which are binding upon them, and no Event of Default or Pending Default shall have occurred and be continuing on such date or after giving effect to the requested Draw;

(iii)	No member of Borrower's management team shall have any knowledge of any facts or circumstances that would reasonably likely be construed or interpreted to require Borrower to perform or conduct additional pre-approval clinical studies of Lymphoseek prior to obtaining the FDA's approval;

(iv)	No event shall have occurred or failed to occur that could reasonably be expected to result in a Material Adverse Effect;

(v)	No Pending Default or Event of Default shall have occurred; and

(vi)	Lender shall have received a Draw Request not less than five (5) Business Days before the requested date of such Draw.

(b)          Each request for a Draw shall constitute a representation and warranty by Borrower that each of the conditions contained in this Section 4.2 has been satisfied.

Article 5 – REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make the Term Loan Facility available to the Borrower, the Borrower hereby represents and warrants to the Lender that each of the following statements is true and correct:

Section 5.1	Organization and Authority

(a)          The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted, and (iii) is not doing business or conducting any activity in any jurisdiction in which it is not duly qualified and authorized to do business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)          Schedule 5.1(b) hereto contains a true, correct and complete list of all Subsidiaries of the Borrower, and the percentage of the equity of each such Subsidiary owned by the Borrower. Each Subsidiary of the Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted, and (iii) is not doing business or conducting any activity in any jurisdiction in which it is not duly qualified and authorized to do business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)          Schedule 5.1(c) hereto, and any supplement or replacement schedule signed by Borrower and delivered to Lender, accurately represents to Lender the following: (i) the classes of capital stock of Borrower and par value of each such class, all as authorized by Borrower’s Certificate of Incorporation, (ii) the number of shares of each such class of stock issued and outstanding, (iii) the registered owner or holder (legally or beneficially) thereof, (iv) the certificate numbers evidencing the foregoing, and (v) Borrower’s employer tax identification number. Borrower does not have outstanding any other stock or other equity security or any other instrument convertible into, exchangeable for or exercisable for any equity security of Borrower, or any commitment, understanding, agreement or arrangement to issue, sell or have outstanding any of the foregoing.

Section 5.2	Authorization

(a)          All necessary corporate action has been taken in order to duly authorize Borrower’s execution and delivery of this Agreement and the other Loan Documents and the performance by the Borrower of its obligations hereunder; (b) this Agreement and the other Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms; (c) the execution of this Agreement and the other Loan Documents and the performance by the Borrower of its obligations hereunder and thereunder (i) are within the organizational powers of Borrower, and (ii) do not and will not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any property of Borrower under the provisions of any, agreement, charter instrument, bylaw, or other instrument to which Borrower is a party or by which it may be bound; and (d) there are no limitations in any indenture, contract, agreement, mortgage, deed of trust or other agreement or instrument to which Borrower is now a party or by which Borrower may be bound with respect to the payment of any Indebtedness, or, to the extent applicable, the ability of Borrower to incur Indebtedness, including any agreements or instruments to be executed in connection with this Agreement.

(b)          All necessary corporate action has been taken in order to duly authorize the execution and delivery of each Loan Document to which a Guarantor is party, and the performance by such Guarantor of its obligations thereunder; (b) each such Loan Document constitutes the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its respective terms; (c) the execution of such Loan Document by such Guarantor and the performance by such Guarantor of its obligations thereunder (i) are within the organizational powers of such Guarantor, and (ii) do not and will not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any property of such Guarantor under the provisions of any, agreement, charter instrument, bylaw, or other instrument to which such Guarantor is a party or by which it may be bound; and (d) there are no limitations in any indenture, contract, agreement, mortgage, deed of trust or other agreement or instrument to which such Guarantor is now a party or by which Borrower may be bound with respect to the payment of any Indebtedness, or, to the extent applicable, the ability of such Guarantor to incur or guaranty Indebtedness, including any agreements or instruments to be executed in connection with this Agreement.

Section 5.3	Taxes

All tax returns and reports required to be filed by the Borrower and each Guarantor in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower, each Guarantor and upon any property, assets, income and franchises thereof, which are shown in such returns or reports to be due and payable, have been paid, except for Permitted Contests. The accruals for taxes on the books of Borrower and each Guarantor for the current fiscal period have been determined in accordance with GAAP, consistently applied, subject to year-end and audit adjustments.

Section 5.4	Compliance with Law

Neither the Borrower nor any Guarantor:

(i)	is in violation of any Requirements of Law which violation is reasonably likely to have a Material Adverse Effect; and/or

(ii)	has failed to obtain any licenses, permits, franchises or other governmental or environmental authorizations necessary to the ownership of the Borrower’s or any such Guarantor’s properties or to the conduct of its or their business, which violation or failure is reasonably likely to have a Material Adverse Effect.

Section 5.5	Financial Statements; Full Disclosure

The consolidated financial statements of Borrower and its Subsidiaries for the fiscal year ending December 31, 2011 which have been supplied to Lender, have been prepared in accordance with GAAP and fairly represent the financial condition of the Borrower and its Subsidiaries as of such date on a consolidated basis. The interim consolidated financial statements of the Borrower and its Subsidiaries for the period ending March 31, 2012, which have been supplied to Lender, have been prepared in good faith and accurately represent the financial condition of the Borrower and its Subsidiaries as of the dates of such financial information, subject to year-end and audit adjustments. The Borrower does not know of any existing fact or circumstances which has had, shall have or is reasonably likely to have a Material Adverse Effect.

Section 5.6	Litigation; Adverse Effects

Schedule 5.6 attached hereto contains a description as of the date hereof of all pending or, to the knowledge of Borrower, threatened claims involving individual claims against Borrower in excess of $1,000,000. There is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) pending before or by any Governmental Authority or private arbitrator or, to the knowledge of Borrower, threatened against Borrower or any property thereof (i) challenging the validity or the enforceability of any provision of this Agreement, or any other Loan Document or (ii) which has had, shall have or is reasonably likely to have a Material Adverse Effect. Borrower is not subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority, which individually or in the aggregate shall have or is likely to have a Material Adverse Effect.

Section 5.7	Labor Matters

Except as set forth in Schedule 5.7 hereto, there is no collective bargaining agreement covering any of the employees of Borrower and/or any Guarantor; no labor disputes (other than grievances arising in the ordinary course of business), strikes or walkouts affecting the operations of Borrower and/or any Guarantor, are pending, or, to the knowledge of Borrower, threatened, planned or contemplated, and, except to the extent that the occurrence of any such ERISA Event is not reasonably likely to result in liability to the Borrower and the Guarantors in an aggregate amount that would reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred, and, to the knowledge of Borrower, no facts or circumstances exist that could reasonably be expected to result in an ERISA Event.

Section 5.8	Solvency

After giving effect to all Indebtedness of the Borrower and each Guarantor on the Closing Date (including without limitation the Draw Credit Maximum Amount and all Contingent Obligations) and such other dates as Draws are requested hereunder, the Borrower and each Guarantor is Solvent.

Section 5.9	Consent

Neither the nature of Borrower, any Guarantor, or any of its or their business or properties, nor any relationship between or among Borrower, any Guarantor, and any other Person, nor any circumstance in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of Borrower as a condition to the execution and delivery of this Agreement and the other Loan Documents, other than those consents, approvals, authorizations or filings that have been obtained or made.

Section 5.10	No Liens

The Borrower each Guarantor (a) has an indefeasible interest in all personal property which it has an interest, free and clear of any Liens, except Permitted Liens, and (b) has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property whether now owned or hereafter acquired to be subject to a Lien, except Permitted Liens. Neither Borrower nor any Guarantor owns any real property.

Section 5.11	Indebtedness

As of the Closing Date, set forth on Schedule 5.11 is a true and complete schedule of Indebtedness of the Borrower and the Guarantors. Neither Borrower nor any Guarantor has incurred any material Indebtedness other than Indebtedness permitted under this Agreement and set forth on Schedule 5.11 hereto.

Section 5.12	No Defaults

No event has occurred and no condition exists which constitutes a Pending Default or an Event of Default pursuant to this Agreement.

Section 5.13	Intellectual Property

The Borrower and each Guarantor owns or has the legal and valid right to use all Intellectual Property necessary for the present and planned operation of its business without any known conflict with the rights of others, free from any Lien or encumbrance, other than Permitted Liens and free of any restrictions material to the operation of its business as presently conducted. Except as set forth in Schedule 5.13 attached hereto, neither the Borrower nor any Guarantor (a) has any registered Intellectual Property and (b) as licensor, licenses any registered Intellectual Property.

Section 5.14	Environmental Compliance

To the best of Borrower’s knowledge, the Borrower and each Guarantor are in compliance in all material respects with any and all Environmental Laws.

Section 5.15	Disclosure

None of this Agreement, the Loan Documents, any disclosure pursuant to the Securities and Exchange Act of 1934, as amended, and/or any certificate furnished to the Lender by the Borrower and/or any Guarantor in connection with the transactions contemplated herein contains any untrue statement of any material fact or omits to state any material fact necessary to make the statements herein or therein not misleading under the circumstances in which such statements were made. As of the Closing Date, there is no fact known to the Borrower and/or any Guarantor which has not been disclosed to the Lender and which could reasonably be expected to have a Material Adverse Effect.

Article 6 - covenants

The Borrower covenants that on and after the date of this Agreement until terminated pursuant to the terms of this Agreement, or so long as any Indebtedness provided for herein remains unpaid:

Section 6.1	Payment of Taxes and Claims

Borrower shall, and shall cause each Guarantor to, pay (a) all taxes, estimated payments, assessments and governmental charges or levies imposed upon the Borrower the Guarantors and its and their property or assets or in respect of any of its franchises, businesses, income or property when due; and (b) all claims of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like persons, (including without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon property or assets of the Borrower and/or the Guarantors, other than for Permitted Contests.

Section 6.2	Insurance

At all times in respect of its personal property, Borrower shall, and shall cause each Guarantor to, have and maintain insurance substantially similar in terms of coverage, amounts and scope as the Borrower's and each Guarantor’s existing insurance policies as of the Effective Date.

Section 6.3	Place of Business; Books and Records

(a)          The Borrower shall, and shall cause each Guarantor to, (i) maintain the same principal place of business and chief executive office in existence as of the Effective Date; (ii) deliver to Lender at least thirty (30) days prior to the occurrence of any of the following events, written notice of such impending events: (A) a change in the principal place of business or chief executive office, and (B) a change in name, identity or structure; and (iii) remain organized in the state or jurisdiction of its incorporation or formation as of the Effective Date.

(b)          The Borrower shall, and shall cause each Guarantor to, at all times keep accurate and complete records of its assets and finances in accordance with GAAP, and at all reasonable times and from time to time, shall allow Lender promptly following receipt of written notice (not to be delivered more than one time each calendar year other than during the continuance of an Event of Default), by or through any of its officers, agents, attorneys or accountants, to examine, inspect and make extracts from such books and records.

Section 6.4	Maintenance; Certain Covenants

The Borrower shall, and shall cause each Guarantor to, (i) maintain its property in a condition comparable to that on the date hereof, except for normal wear and tear and routine maintenance and obsolescence in the ordinary course of business; (ii) do or cause to be done all things reasonably necessary to maintain its status as duly organized and existing, and in good standing, under the laws of the state of its organization; (iii) conduct continuously and operate actively its business and take all actions reasonably necessary to enforce and protect the validity of any Intellectual Property material to the business of the Borrower and/or any Guarantor; and (iv) not be in violation of any Requirements of Law, which violation is reasonably likely to have a Material Adverse Effect.

Section 6.5	Negative Pledge

The Borrower shall not, and shall not permit any Guarantor to, cause or permit or permit to exist or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any personal property or Real Property of the Borrower and/or any Guarantor, whether now owned or hereafter acquired, to become subject to a Lien, except for Permitted Liens. The Lender is hereby authorized to file one or more Uniform Commercial Code Financing Statements noting the restrictions of this Section 6.5.

Section 6.6	Indebtedness

The Borrower shall not, and shall not permit any Guarantor to, directly or indirectly create, incur, assume, guarantee, or otherwise become or remain liable with respect to any material Indebtedness, except for (i) Indebtedness to Lender hereunder and any other Permitted Indebtedness, (ii) Indebtedness under the Guaranties, (iii) Permitted Purchase Money Indebtedness (including Capital Lease obligations), and (iv) Subordinated Indebtedness not to exceed the sum of $1,000,000 (aggregating Subordinated Indebtedness of the Borrower and all Guarantors) outstanding at any time.

Section 6.7	Financial Information and Reporting

Borrower shall deliver the following to Lender:

(a)          within 75 days after the end of each fiscal year, audited, unqualified consolidated financial statements of Borrower and its Subsidiaries prepared in accordance with GAAP and certified by an independent public accountant reasonably satisfactory to Lender, containing (i) balance sheets, (ii) statements of income and surplus, and (iii) statements of cash flows and reconciliation of capital accounts; and

(b)          immediately upon becoming aware of the existence of any Pending Default, Event of Default or breach of any term or conditions of this Agreement or any Loan Document, a written notice specifying the nature and period of existence thereof and what action Borrower and the Guarantors are taking or proposes to take with respect thereto.

Notwithstanding the foregoing, documents or statements required to be delivered pursuant to sub-part (a) above may be delivered electronically and if so delivered, shall be deemed to have been delivered and certified on the date on which Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet.

Section 6.8	Deliverables

The Borrower shall deliver to the Lender:

(i)	Together with each delivery of financial statements of the Borrower hereunder, a completed Compliance Certificate signed by an officer of the Borrower, which shall include (i) a certification as to whether a Pending Default or an Event of Default has occurred and, if a Pending Default or an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) a certification that the financial statements delivered with such Compliance Certificate are true, correct and complete in all material respects;

(ii)	Promptly upon the Borrower obtaining knowledge of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred and not been remedied or otherwise eliminated, would reasonably be expected to result in liability of the Borrower and the Guarantors in an aggregate amount that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower, any Guarantor or any of its or their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect thereto; and

(iii)	Promptly upon the Borrower obtaining knowledge of the occurrence of any event or circumstance that, alone or together with any other event of circumstance that have occurred and not been remedied or otherwise eliminated, would reasonably be expected to result in liability of the Borrower and the Guarantors in an aggregate amount that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower, any Guarantor or any of its or their respective Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, any Person and/or any Governmental Authority with respect thereto.

Section 6.9	Fundamental Changes; Asset Transfers

(a)          The Borrower shall not, and shall not permit any Guarantor to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except with respect to a Permitted Acquisition.

(b)          The Borrower shall not, and shall not permit any Guarantor to, sell, transfer, lease, license or otherwise dispose of, in one transaction or a series of transactions: (i) assets representing all or substantially all the assets of the Borrower and the Guarantors taken as a whole (other than to the Borrower or one or more Guarantors); and/or (ii) assets material to the conduct of business of the Borrower and the Guarantors taken as a whole (other than grants of outbound licenses of such Intellectual Property that do not materially detract from the value of the affected asset in the hands of the Borrower and the Guarantors, or interfere with the ordinary conduct of business of the Borrower and the Guarantors taken as a whole, or require the Borrower or any Guarantor to obtain any license of or other right to use such Intellectual Property from the licensee in order to continue to conduct such business).

Section 6.10	Transactions with Affiliates

The Borrower shall not, and shall not permit any Guarantor to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Guarantor than those that would prevail in arm’s-length transactions with unrelated third parties, (b) issuances by the Borrower of equity and receipt by the Borrower of capital contributions, (c) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Guarantor, (d) any transaction determined by a majority of the disinterested directors of the applicable Person's board of directors to be fair to the applicable Person, and (e) any transaction with respect to which the fair market value of the related property or assets, nor the consideration therefor, exceeds $500,000.

Section 6.11	Compliance with Laws

The Borrower shall, and shall cause each Guarantor to, comply in all material respects with all applicable Legal Requirements for the operation of its business and all Environmental Laws, except to the extent that (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) the failure to so comply could not reasonably be expected to result in any Material Adverse Effect.

Section 6.12	Guarantees

The Borrower shall cause each Guarantor to guarantee the Borrower’s Obligation hereunder pursuant to a Guaranty in form and substance substantially similar to Exhibit 6.12 attached hereto.

Article 7 – Events of Default

Section 7.1	Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

(i)	Any Event of Default under and as defined in any Loan Document;

(ii)	Borrower fails to make any payment of principal, interest or any other sum due and payable under any Loan Document within five (5) Business Days after the date such payment is due;

(iii)	Borrower fails to perform or observe any covenant, agreement or duty contained in this Agreement, and such failure remains un-remedied for 10 days after an officer of the Borrower first becomes aware, or should have, with reasonable diligence, been aware, of such default;

(iv)	Any warranty, representation or other statement made or deemed to be made in this Agreement or in any Loan Document is false or misleading in any material respect;

(v)	Borrower and/or any Guarantor becomes insolvent or commences any Insolvency Proceeding;

(vi)	Any Insolvency Proceeding is instituted against Borrower and/or any Guarantor and continues for sixty (60) days undismissed or undischarged;

(vii)	One or more final orders, judgments or arbitration awards for (i) the payment of money aggregating in excess of $1,000,000 is or are outstanding against Borrower and/or any Guarantor, or (ii) nonmonetary relief or remedy which is reasonably likely to have a Material Adverse Effect, is entered, and any such order, judgment or award has not been discharged, bonded in full or stayed in all material respects;

(viii)	The occurrence of any event which allows the acceleration of the maturity of any Indebtedness in excess of the amount of $1,000,000 of Borrower and/or any Guarantor on an aggregate basis;

(ix)	A Change of Control of the Borrower shall have occurred;

(x)	A default or event that, with the passage of time or giving of notice or both, shall constitute a default, shall have occurred under the Hercules Loan Documents; and

(xi)	Any ERISA Event shall have occurred that, alone or together with any other ERISA Events that have occurred and not been remedied or eliminated, would reasonably be expected to result in liability of the Borrower and the Guarantors in an aggregate amount that could reasonably be expected to have a Material Adverse Effect.

Section 7.2	Default Remedies

Upon the occurrence and during the continuance of an Event of Default (other than an event described in Section 7.1(v) or Section 7.1(vi) above), Lender may (i) terminate all rights, if any, of Borrower to obtain Draws hereunder, and thereupon, any such right shall terminate immediately, (ii) declare any or all the Draws to be due and payable, and thereupon, the principal of the Draws, together with accrued interest thereon and all fees and other Obligations shall become due and payable immediately, and (iii) immediately exercise any right, power or remedy permitted to Lender by law or any provision of this Agreement, in each case, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence of an Event of Default described in Section 7.1(v) or Section 7.1(vi) above, Borrower's rights, if any, to obtain Draws hereunder shall automatically terminate and the principal of the Draws, together with accrued interest thereon and all fees and other Obligations shall automatically become due and payable without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower.

Article 8 - General Provisions

Section 8.1	Notices

(a)          All communications under this Agreement or under the notes executed pursuant hereto shall be in writing and shall be sent by facsimile or by a nationally recognized overnight delivery service (i) if to Lender, at the address set forth below Lender’s signature to this Agreement, or at such other address as may have been furnished in writing to Borrower, by Lender; and (ii) if to Borrower, at the address set forth below Borrower’s signature to this Agreement, or at such other address as may have been furnished in writing to Lender by Borrower.

(b)          Any notice so addressed and sent by fax shall be deemed to be given when confirmed, and any notice sent by nationally recognized overnight delivery service shall be deemed to be given the next day after the same is delivered to such carrier.

Section 8.2	Costs and Expenses

Borrower agrees to pay all reasonable and documented costs and expenses incidental to or in connection with this Agreement or Loan Document, the enforcement of Lender’s rights in connection with any of the foregoing, any amendment, supplement or modification of this Agreement or any other Loan Document, whether any of the foregoing are incurred prior to or after maturity, the occurrence of an Event of Default, or the rendering of a judgment. Such costs shall include, but not be limited to, reasonable and documented fees of Lender’s counsel. The provisions of this Section shall survive the termination of this Agreement and the Loan Documents. Notwithstanding anything herein to the contrary, Borrower's obligation to pay or reimburse Lender hereunder shall not exceed $15,000 with respect to any and all costs, services and expenses incidental to or arising in connection with the preparation, negotiation, arrangement, execution and/or delivery of this Agreement and the other Loan Documents.

Section 8.3	Survival, Successors and Assigns

All warranties, representations, and covenants made by Borrower herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by Lender and shall survive the funding of Draws regardless of any investigation made by Lender on its behalf. This Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of each of the parties. Notwithstanding anything herein to the contrary, Lender may not assign any Loan Document or any rights or obligations arising hereunder or thereunder to any Person that (a) is a natural person or (b) is not organized under the laws of the United States of America or any State therein.

Section 8.4	Amendment and Waiver

All references to this Agreement shall also include all amendments, extensions, renewals, modifications, and substitutions thereto and thereof made in writing and executed by both Borrower and Lender. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Borrower and Lender. No delay or failure or other course of conduct by Lender in the exercise of any power or right shall operate as a waiver nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right.

Section 8.5	Accounting Treatment and Fiscal Year

(a)          Borrower shall, and shall not permit any Guarantor to, change its fiscal year for accounting or tax purposes from a period consisting of the twelve (12) month period ending on December 31st of each calendar year.

(b)          Borrower shall not, and shall not permit any Guarantor to, make any change in accounting treatment and reporting practices or tax reporting treatment except as required by GAAP or law and disclosed in writing to Lender at the address set forth herein.

Section 8.6	Enforceability and Governing Law

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, as to such jurisdiction, shall be inapplicable or ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. All of Lender’s rights and remedies, whether evidenced hereby or by any other Loan Document, shall be cumulative and may be exercised singularly or concurrently. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws rules thereof). Borrower agrees that any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court of appropriate subject matter jurisdiction in the State of New York, waives any objection which it may have now or hereafter to the venue of any suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

Section 8.7	Confidentiality

The Borrower covenants and agrees that neither it nor any other person acting on its behalf has provided or will provide the Lender or any agents or counsel of the Lender with any information that the Borrower believes constitutes material non-public information.  The Borrower understands and confirms that the Lender shall be relying on the foregoing representations in effecting transactions in securities of the Borrower. In the event of a breach of the foregoing covenant by the Borrower, or any of the Borrower’s Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Loan Documents, the Borrower shall publicly disclose any material, non-public information in a Form 8-K within five (5) Business Days of the date that it discloses such information to the Lender. In the event that the Borrower discloses any material, non-public information to the Lender and fails to publicly file a Form 8-K in accordance with the above, the Lender shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Borrower, the Borrower’s Subsidiaries, or any of its or their respective officers, directors, employees or agents. The Lender shall not have any liability to the Borrower, the Borrower’s Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents, for any such disclosure.

Section 8.8	Headings

Article and Section headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Article and Section applies equally to this entire Agreement.

Section 8.9	Interpretation

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

Section 8.10	Severability of Provisions

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

Section 8.11	Counterparts; Electronic Execution

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or email also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 8.12	Revival and Reinstatement of Obligations

If the incurrence or payment of the Obligations by Borrower or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of Lender related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

Section 8.13	Integration

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 8.14	Waiver of Right to Trial by Jury

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.15	Indemnity

Borrower shall, and shall cause each Guarantor to, indemnify Lender, Lender’s directors, officers, employees, agents, financial advisors, and consultants from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender solely in its capacity as a “Lender” hereunder (and not in its capacity as an equity owner of any stock of Borrower) in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other person or entity with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or any Loan Document, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of Lender or such Person, as determined in a final, non-appealable judgment by a court of competent jurisdiction. The indemnities provided for in this Section shall survive the termination of this Agreement and the indefeasible payment of the Draws in full.

(Signature Pages Follow)

Each of the parties has signed this Agreement as of the date set forth in the preamble above.

BORROWER:

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/Mark J. Pykett

Its: President and CEO

Notice Address:

Navidea Biopharmaceuticals, Inc.
425 Metro Place North, Suite 450
Dublin, OH 43017
Attn: Mark J. Pykett, V.M.D., Ph.D., President and CEO
Facsimile: 614-822-2386
Telephone: 614-822-2385

with a copy to:

Porter Wright
41 S. High Street, 28th Floor
Columbus, Ohio 43215
Attn: William J. Kelly, Jr.
Fax: (614) 227-2100
Confirmation: (614) 227-2136

[Loan Agreement ]

LENDER:

PLATINUM-MONTAUR LIFE SCIENCES LLC

By:	/s/Michael M. Goldberg

Its:	Portfolio Manager

Notice Address:

Platinum-Montaur Life Sciences LLC
Attention: Michael M. Goldberg, M.D.
152 West 57th Street, 4th Floor
New York, NY 10019
Fax: (212) 271-7855

with a copy to:

Burak Anderson & Melloni PLC
Attention: Shane McCormack, Esq.
30 Main Street, Suite 210
Burlington, VT 05401
Email: smccormack@vtlaw1.com
Fax: (802) 862-8176

[Loan Agreement ]

Exhibit 2.2

Form of Note

THIS PROMISSORY NOTE IS SUBJECT TO THE PROVISIONS OF A SUBORDINATION AGREEMENT DATED ON OR ABOUT THE DATE HEREOF BY AND AMONG THE LENDER, HERCULES TECHNOLOGY II, L.P., AND THE BORROWER

PROMISSORY NOTE

(Term Loan Facility)

$35,000,000.00	Dublin, Ohio
July ___, 2012

FOR VALUE RECEIVED, NAVIDEA BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), with its principal place of business at 425 Metro Place North, Dublin, Ohio 43107, promises to pay to the order of PLATINUM-MONTAUR LIFE SCIENCES LLC (together with any successors or assigns, the “Lender”) at the office of the Lender, 152 West 57th Street, New York, New York 10019, the sum of THIRTY FIVE MILLION DOLLARS and zero cents ($35,000,000.00), or, if less, the amount of all Draws advanced (and not hereafter repaid) by the Lender pursuant to the Loan Agreement, dated on or about the date hereof, between the Borrower and the Lender (as amended, supplemented or modified, the “Loan Agreement”), together with interest on the unpaid balance and all other charges, as provided below. This Note evidences the Term Loan Facility made under and pursuant to the Loan Agreement; capitalized terms used herein and not otherwise defined shall have the respective meanings given in the Loan Agreement.

Interest will accrue on the unpaid balance of each Draw at the Applicable Rate. All interest accruing on each Draw shall be due and payable as set forth in Section 2.2(b) of the Loan Agreement. The principal sum of each Draw shall be due and payable as set forth in Section 2.2(c) of the Loan Agreement.

If any payment hereunder is due on a day that is not a Business Day, such payment shall be due and payable on the next Business Day.

Payments; Prepayments. All payments hereunder shall be made by the Borrower to the Lender in United States currency at the Lender’s address specified above (or at such other address as the Lender may specify), in immediately available funds, on the due date thereof. Payments received by the Lender prior to the occurrence of an Event of Default will be applied: first to accrued interest; second to outstanding principal; and third to fees, expenses and other amounts due hereunder (excluding principal and interest); after the occurrence of an Event of Default, payments will be applied to the obligations under this Note as the Lender determines in its sole discretion. Any prepayments of principal made by the Borrower shall be applied to installments of principal in the inverse order of the date on which they become due. Amounts repaid with respect to the Term Loan Facility may not be reborrowed.

Exhibit 2.2 to Loan Agreement

Upon the occurrence of any Event of Default, Draws shall, to the extent not prohibited under applicable law, bear interest at the Default Rate.

Late Payment Charge. If a payment of principal or interest hereunder is not made within ten (10) business days of its due date, the Borrower will pay on demand a late payment charge equal to 5% of the amount of such late payment. Nothing in the preceding sentence shall affect the Lender’s right to accelerate the maturity of this Note upon an Event of Default.

Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a)        a default in the payment when due of the principal of or interest on this Note; or

(b)        any Event of Default under and as defined in the Loan Agreement.

Remedies. Upon an Event of Default, or at any time thereafter, at the option of the Lender, all Obligations shall become immediately due and payable without notice or demand and the Lender shall then have in any jurisdiction where enforcement hereof is sought all other rights and remedies provided by agreement or at law or in equity. All rights and remedies of the Lender are cumulative and are not exclusive of any rights or remedies provided by laws or any other agreement, and may be exercised separately or concurrently.

Waiver; Amendment. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. No waiver of any right contained in, consent to any departure from, or amendment to any provision contained in this Note shall be effective unless in writing and signed by the Lender, nor shall a waiver on one occasion be construed as a waiver of any such right on any future occasion. Without limiting the generality of the foregoing, the acceptance by the Lender of any late payment shall not be deemed to be a waiver of the Event of Default arising as a consequence thereof. Except as otherwise set forth in the Loan Agreement, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extensions or postponements of the time of payment or any and all other indulgences under this Note, or to any and all additions or releases of any other parties or persons primarily or secondarily liable under this Note, which from time to time be granted by the Lender in connection herewith regardless of the number or period of any extensions.

Exhibit 2.2 to Loan Agreement

Taxes. The Borrower agrees to indemnify the Lender from and hold it harmless from and against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution, delivery, and performance of this Note; provided, however, the foregoing shall not obligate the Borrower to indemnify or hold harmless the Lender for any taxes imposed on or measured by the overall net income of Lender by any Governmental Authority.

Lender Records. The entries on the records of the Lender (including any appearing on this Note) shall be prima facie evidence of the aggregate principal amount outstanding under this Note and interest accrued thereon.

Severability; Authorization to Complete; Paragraph Headings. If any provision of this Note shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Note and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Paragraph headings are for the convenience of reference only and are not a part of this Note and shall not affect its interpretation.

Certain References. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, persons, entity or entities may require. The terms “herein,” “hereof” or “hereunder” or similar terms used in this Note refer to this entire Note and not only to the particular provision in which the term is used.

Assignments. Neither this Note nor the proceeds hereof shall be assignable by the Borrower without the Lender’s prior written consent, and any attempted assignment without the Lender’s prior written consent shall create a default under this Note. Subject to the terms and conditions of Section 8.3 of the Loan Agreement, this Note and any other Loan Document may be assigned, in whole or in part, by the Lender and its successors or assigns.

[Signature Page Follows]

Exhibit 2.2 to Loan Agreement

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the date first above written.

IN THE PRESENCE OF:	NAVIDEA BIOPHARMACEUTICALS, INC.

By:
Witness	Name:
Title:

Exhibit 2.2 to Loan Agreement

Exhibit 2.5

Form of Draw Request

Navidea Biopharmaceuticals, Inc.

[Date]

Platinum-Montaur Life Sciences LLC

152 West 57th Street, 4th Floor

New York, NY 10019

Re: Draw Request

Ladies and Gentlemen:

This notice is being submitted pursuant to that certain Loan Agreement, dated as of July 25, 2012 (as such Loan Agreement may be supplemented, amended, extended or renewed, the “Loan Agreement”), by and between Platinum-Montaur Life Sciences LLC, a Delaware limited liability company with its principal place of business at 152 West 57th Street, 4th Floor, New York, NY 10019 (together with its successors, “Lender”), and Navidea Biopharmaceuticals, Inc., a Delaware corporation with its principal place of business at 425 Metro Place North, Suite 450, Dublin Ohio 43017 (together with its successors, “Borrower”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Loan Agreement.

1. The Borrower hereby requests a Draw in the amount of ________ dollars and ____ cents ($_____.___);

2. The Borrower hereby certifies that the representations and warranties made by the Borrower as contained in the Loan Agreement are true and correct as of the date hereof;

3. The Borrower hereby certifies that no Event of Default has occurred and no Pending Default exists;

4. Both before and after giving effect to the Draw requested hereunder, the Borrower and each Guarantor is and will be Solvent;

5. No event has occurred or failed to occur that could reasonably be expected to result in a Material Adverse Effect;

6. The Borrower and each Guarantor have materially complied and are in compliance with all the terms, covenants and conditions of the Loan Documents which are binding upon them; and

7. No member of the Borrower's management team has any knowledge of any facts or circumstances that would reasonably likely be construed or interpreted to require the Borrower to perform or conduct additional pre-approval clinical studies of Lymphoseek prior to obtaining the FDA's approval.

[signature page follows]

Exhibit 2.5 to Loan Agreement

This notice was completed by the undersigned as of the date first written above.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:
Name:
Title:

Exhibit 2.5 to Loan Agreement

Exhibit 6.12

Form of Guaranty

GUARANTY

GUARANTY (the “Guaranty”), dated as of [date], by _____________________, and ______________________, each a ________________ corporation (each a “Guarantor” and jointly and severally the “Guarantors”), each with an address c/o Navidea Biopharmaceuticals, Inc., 425 Metro Place North, Dublin, Ohio 43107, in favor of Platinum-Montaur Life Sciences, LLC, a Delaware limited liability company, with an address of 152 West 57th Street, 4th Floor, New York, New York 10019 (the “Lender”).

WHEREAS, the Guarantors are subsidiaries or affiliates of Navidea Biopharmaceuticals, Inc. (the “Borrower”), are directly and materially interested in the financial success of the Borrower, and maintain significant business relationships with the Borrower;

WHEREAS, in accordance with the Loan Agreement, dated on or about the date hereof (as amended, restated, supplemented or otherwise modified, the “Loan Agreement”) by and between the Borrower and the Lender, the Promissory Note, dated on or about the date hereof (as amended, restated, supplemented or otherwise modified, the “Note”), executed by the Borrower, and certain related documents and instruments among the Borrower, the Guarantors and the Lender (such documents and instruments, including the “Loan Documents” defined in the Loan Agreement, collectively, as amended, restated, supplemented or otherwise modified from time to time, the “Loan Documents”), the Lender may extend credit to the Borrower (the “Loan”);

WHEREAS, the Lender’s willingness to extend the Loan is conditioned upon the Guarantors executing and delivering this Guaranty; and

WHEREAS, the Loan will be beneficial to the Guarantors inasmuch as the proceeds of the Loan to the Borrower will benefit the Guarantors.

NOW, THEREFORE, in order to induce the Lender to make the Loan to the Borrower pursuant to the Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Guarantors, the Guarantors hereby agree as follows:

Exhibit 6.12 to Loan Agreement

1. Guaranty of Payment and Performance. The Guarantors hereby jointly and severally guarantee to the Lender the full and punctual payment when due (whether at maturity, by acceleration or otherwise), and the performance, of all liabilities, agreements and other obligations of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, secured or unsecured, now existing or hereafter arising or acquired (whether by way of discount, letter of credit, lease, loan, overdraft or otherwise), under and as defined in the Loan Documents, including without limitation all obligations under the Loan Agreement and the Note and costs and expenses incurred by the Lender in connection with enforcement of this Guaranty (collectively, the “Obligations”). This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Lender first attempt to collect any of the Obligations from the Borrower or resort to any security or other means of obtaining their payment. Should the Borrower default in the payment or performance of any of the Obligations, the obligations of each Guarantor hereunder shall become immediately due and payable to the Lender, upon written notice to each Guarantor by the Lender. Payments by each Guarantor hereunder may be required by the Lender on any number of occasions.

2. Unlimited Guaranty; Covenants. The liability of each Guarantor hereunder shall be unlimited to the extent of the Obligations and the other obligations of each Guarantor hereunder (including, without limitation, under Section 1 above). The Guarantors covenant and agree to take no action that would constitute an Event of Default and/or a Pending Default under and as defined in the Loan Agreement.

3. Waivers by Guarantors; Lender’s Freedom to Act. Each Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. Each Guarantor waives presentment, demand, protest, notice of acceptance, notice of Obligations incurred and all other notices of any kind, all defenses which may be available to Borrower by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrower, and all suretyship defenses generally. Without limiting the generality of the foregoing, each Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of each Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Lender to assert any claim or demand or to enforce any right or remedy against the Borrower; (ii) any extensions or renewals of any Obligation; (iii) any rescissions, waivers, amendments or modifications of any of the terms or provisions of any agreement evidencing, securing or otherwise executed in connection with any Obligation (provided that the obligations of each Guarantor hereunder shall be appropriately modified to reflect any amendment or modification of the Obligations); (iv) the substitution or release of any entity primarily or secondarily liable for any Obligation; (v) the adequacy of any rights the Lender may have against any collateral or other means of obtaining repayment of the Obligations; (vi) the impairment of any collateral securing the Obligations, including without limitation the failure to perfect or preserve any rights the Lender might have in such collateral or the substitution, exchange, surrender, release, loss or destruction of any such collateral; or (vii) any other act or omission which might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a release or discharge of any other Guarantor, all of which may be done without notice to any Guarantor.

Exhibit 6.12 to Loan Agreement

4. Unenforceability of Obligations Against Borrower. If for any reason the Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Borrower by operation of law or for any other reason, this Guaranty shall nevertheless be binding on each Guarantor to the same extent as if each Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of any agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by each Guarantor upon written notice from the Lender.

5. Subrogation; Subordination. Until the payment and performance in full of all Obligations, no Guarantor shall exercise any rights against the Borrower arising as a result of payment by any Guarantor hereunder, by way of subrogation or otherwise, and will not prove any claim in competition with the Lender or its affiliates in respect of any payment hereunder in bankruptcy or insolvency proceedings of any nature; no Guarantor will claim any set-off or counterclaim against the Borrower in respect of any liability of any Guarantor to the Borrower; and each Guarantor waives any benefit of and any right to participate in any collateral which may be held by the Lender or any such affiliate. During the continuance of an Event of Default, all payments of any amounts due with respect to any indebtedness of the Borrower now or hereafter held by any Guarantor shall be subordinated to the prior payment in full of the Obligations. Each Guarantor agrees that during the continuance of an Event of Default, it will not demand, sue for or otherwise attempt to collect any such indebtedness of the Borrower to such Guarantor until the Obligations shall have been paid in full or until the applicable Event of Default has been satisfied or cured in Lender's sole determination. If, notwithstanding the foregoing sentence, any Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness in violation of the foregoing sentence, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Lender and be paid over to the Lender on account of the Obligations without affecting in any manner (other than by reducing the outstanding amount of the Obligations) the liability of any Guarantor under the other provisions of this Guaranty.

6. Further Assurances. Each Guarantor agrees to do all such things and execute all such documents as are reasonably necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Lender hereunder.

7. Termination; Reinstatement. This Guaranty shall remain in full force and effect until the earlier of: (i) the Obligations are paid in full (other than contingent indemnity obligations) and not subject to any recapture or preference in bankruptcy or similar proceedings, and the Lender has no further commitment to extent credit to the Borrower or (ii) the Lender is given written notice of each Guarantor’s intention to discontinue this Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No such notice under (ii) above shall be effective unless received by an officer of the Lender. No notice under (ii) above shall affect any rights of the Lender or of any affiliate hereunder with respect to any Obligations incurred prior to such notice. This Guaranty shall continue to be effective or be reinstated, notwithstanding any notice of termination, if at any time any payment made or value received with respect to an Obligation is rescinded or must otherwise be returned by the Lender upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise, all as though such payment had not been made or value received.

Exhibit 6.12 to Loan Agreement

8. Successors and Assigns. This Guaranty shall be jointly and severally binding upon each Guarantor and its successors and assigns, and shall inure to the benefit of and be enforceable by the Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing sentence, the Lender may assign or otherwise transfer any agreement or any note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other person or entity, and such other person or entity shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to the Lender herein.

9. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Lender and each Guarantor. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

10. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class mail postage prepaid or, in the case of facsimile or other electronic notice, when transmitted, answer back received, addressed as follows: if to the Guarantors, at the address set forth above, and if to the Lender, at the address set forth above, or at such address as either party may designate in writing.

11. Governing Law; Consent to Jurisdiction. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York without reference to its conflicts of laws provisions. Each Guarantor (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Guaranty and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each Guarantor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address first set forth above and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 11 shall affect or limit any right to serve process in any other manner permitted by law. Each Guarantor and the Lender, by its acceptance of this Guaranty, hereby agrees that the prevailing party in any suit, action or proceeding arising out of or relating to this Guaranty shall be entitled to reimbursement for reasonable legal fees from the nonprevailing party.

Exhibit 6.12 to Loan Agreement

12. WAIVER OF JURY TRIAL. EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, THE LENDER, HEREBY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF: (A) THIS GUARANTY, ANY LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED IN CONNECTION WITH THE OBLIGATIONS; (B) THE VALIDITY, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF; OR (C) ANY OTHER CLAIM OR DISPUTE HOWEVER ARISING BETWEEN ANY GUARANTOR AND THE LENDER.

13. Certain References. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, persons, entity or entities may require. The terms “herein”, “hereof” or “hereunder” or similar terms used in this Guaranty refer to this entire Guaranty and not only to the particular provision in which the term is used.

14. Miscellaneous. This Guaranty, together with the Loan Documents to which the Guarantors are party, constitutes the entire agreement of the Guarantors with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Section headings are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural, masculine, feminine and generic forms of the terms defined. The obligations of each Guarantor shall be joint and several.

[signature page follows]

Exhibit 6.12 to Loan Agreement

IN WITNESS WHEREOF, each party hereto has caused this Guaranty to be executed as of the date first written above.

[Significant Subsidiary]
By:
Name:
Title:

[Significant Subsidiary]
By:
Name:
Title:

Exhibit 6.12 to Loan Agreement